Exhibit 99.2

CSX Announces Record First Quarter 2019 Financial Results

JACKSONVILLE, Fla. - April 16, 2019 - CSX Corporation (NASDAQ: CSX) today announced first quarter 2019 net earnings of $834 million, or $1.02 per share, versus $695 million, or $0.78 per share in the same period last year (an earnings per share increase of 31 percent). CSX’s operating ratio set a company first quarter record of 59.5 percent, significantly improved from 63.7 percent in the prior year.
“The CSX team of exceptional railroaders continues to execute across all aspects of our business, delivering new all-time high service levels,” said James M. Foote, president and chief executive officer. “These results reflect the strength of our Company’s operating model and our commitment to providing a best-in-class service offering to our customers.”
Revenue for the first quarter increased 5 percent over the prior year to $3.01 billion, driven by Merchandise volume growth and broad-based pricing gains. Expenses decreased 2 percent year over year to $1.79 billion, driven by continued efficiency gains. This combination yielded operating income growth of 17 percent for the quarter to $1.22 billion compared to $1.04 billion in the same period last year.
CSX executives will conduct a conference call with the investment community this afternoon, April 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 31, 2019	Mar. 31, 2018	$ Change	% Change

Revenue	$3,013	$2,876	$137	5%
Expense
Labor and Fringe	672	696	24	3
Materials, Supplies and Other	478	482	4	1
Depreciation	330	323	(7)	(2)
Fuel	233	255	22	9
Equipment and Other Rents	100	101	1	1
Equity Earnings of Affiliates	(19)	(25)	(6)	(24)
Total Expense	1,794	1,832	38	2

Operating Income	1,219	1,044	175	17

Interest Expense	(178)	(149)	(29)	(19)
Other Income - Net	23	17	6	35
Earnings Before Income Taxes	1,064	912	152	17

Income Tax Expense (a)	(230)	(217)	(13)	(6)
Net Earnings	$834	$695	$139	20%

Operating Ratio	59.5%	63.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.02	$0.78	$0.24	31%

Average Shares Outstanding, Assuming Dilution (Millions)	817	888

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2019	Dec. 31, 2018
ASSETS

Cash and Cash Equivalents	$1,188	$858
Short-Term Investments	822	253
Other Current Assets	1,469	1,454
Properties - Net	31,988	31,998
Investment in Affiliates and Other Companies	1,793	1,779
Other Long-Term Assets (b)	894	387
Total Assets	$38,154	$36,729

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$18	$18
Other Current Liabilities (b)	1,908	1,897
Long-Term Debt (c)	15,748	14,739
Deferred Income Taxes - Net	6,743	6,690
Other Long-Term Liabilities (b)	1,292	805
Total Liabilities	25,709	24,149

Total Shareholders' Equity	12,445	12,580
Total Liabilities and Shareholders' Equity	$38,154	$36,729

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	(Unaudited)
	Quarters Ended
	Mar. 31, 2019	Mar. 31, 2018
OPERATING ACTIVITIES
Net Earnings	$834	$695
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	330	323
Deferred Income Tax Expense	51	54
Gain on Property Dispositions	(27)	(32)
Equity Earnings of Affiliates	(19)	(25)
Cash Payments for Restructuring Charge	—	(12)
Other Operating Activities - Net	4	(37)
Net Cash Provided by Operating Activities	1,173	966

INVESTING ACTIVITIES
Property Additions	(353)	(368)
Proceeds from Property Dispositions	48	52
Purchase of Short-Term Investments	(813)	—
Proceeds from Sales of Short-Term Investments	250	8
Other Investing Activities	(2)	(8)
Net Cash Used in Investing Activities	(870)	(316)

FINANCING ACTIVITIES
Long-term Debt Issued (c)	1,000	2,000
Dividends Paid	(195)	(194)
Shares Repurchased (d)	(796)	(836)
Other Financing Activities	18	(41)
Net Cash Provided by Financing Activities	27	929

Net Increase in Cash and Cash Equivalents	330	1,579

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	858	401
Cash and Cash Equivalents at End of Period	$1,188	$1,980

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)	Income Tax Expense: During first quarter 2019, the Company recognized a $32 million tax benefit primarily due to impacts from option exercises and the vesting of other equity awards.

b)
New Lease Accounting Guidance: On January 1, 2019, the Company adopted Accounting Standard Update, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. As of March 31, 2019, right-of-use assets of $550 million are included in other long-term assets and the corresponding lease liabilities are included in other current and long-term liabilities on the condensed consolidated balance sheets.

c)
Long-term Debt Issued: On February 28, 2019, CSX issued $600 million of 4.25% notes due 2029, which was a reopening of existing notes originally issued in November 2018, and $400 million of 4.50% notes due 2049. These notes are included in the condensed consolidated balance sheets under long-term debt and may be redeemed by the Company at any time, subject to payment of certain make-whole premiums. The net proceeds will be used for general corporate purposes, which may include repurchases of CSX's common stock, capital investment, working capital requirements, improvements in productivity and other cost reduction initiatives at the Company’s major transportation units.

d)	Shares Repurchased: During first quarters 2019 and 2018, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2019	Mar. 31, 2018
Shares Repurchased (Millions)	12	15
Cost of Shares (Dollars in millions)	$796	$836
Average Cost per Share Repurchased	$69.02	$55.83

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2019 and March 31, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	167	162	3%	$586	$557	5%	$3,509	$3,438	2%
Automotive	115	112	3	311	304	2	2,704	2,714	—
Agricultural and Food Products	114	107	7	344	307	12	3,018	2,869	5
Forest Products	71	67	6	216	195	11	3,042	2,910	5
Minerals	69	66	5	123	114	8	1,783	1,727	3
Metals and Equipment	64	64	—	189	186	2	2,953	2,906	2
Fertilizers	62	64	(3)	110	116	(5)	1,774	1,813	(2)
Total Merchandise	662	642	3	1,879	1,779	6	2,838	2,771	2
Coal	212	201	5	538	503	7	2,538	2,502	1
Intermodal	657	689	(5)	428	449	(5)	651	652	—
Other	—	—	—	168	145	16	—	—	—
Total	1,531	1,532	—%	$3,013	$2,876	5%	$1,968	$1,877	5%

CSX Corporation

VOLUME AND REVENUE
Total revenue increased 5 percent for first quarter 2019 when compared to first quarter 2018 due to price increases, favorable mix, higher other revenue and increases in fuel recovery.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2019	Mar. 31, 2018
Fuel Surcharge Revenue	$155	$134
Fuel Lag Benefit (Expense)	$13	$(6)

Merchandise
Chemicals - Volume increased as stronger waste, core chemicals and energy shipments more than offset reduced natural gas liquids, fly ash, and sand shipments.
Automotive - Volume increased due to higher shipments of trucks and SUVs.
Agricultural and Food Products - Volume increased due to gains in both the domestic and export grain markets, as well as gains in the ethanol market.
Forest Products - Volume increased due to higher export demand for wood pulp and other fiber products as well as stronger building products shipments.
Minerals - Volume increased due to stronger shipments for construction and paving projects.
Metals and Equipment - Volumes were flat as metals shipments increased due to higher domestic steel production while project-based equipment and pipe moves declined.
Fertilizers - Volume declined as winter weather conditions delayed spring fertilizer applications.
Coal
Domestic coke, iron ore and other volume increased primarily driven by higher domestic steel production. Domestic utility coal volume declined slightly reflecting continued strong competition from natural gas. Export volume declined slightly as lower metallurgical coal shipments were partially offset by higher thermal coal exports.

	Quarters Ended
(Millions of tons)	Mar. 31, 2019	Mar. 31, 2018	Change
Coal Tonnage
Domestic	13.2	12.3	7%
Export	10.5	10.6	(1)
Total Coal	23.7	22.9	3%
Intermodal
Domestic volume declined as rationalization of low-density lanes more than offset growth with existing customers. International volume increased driven by strong performance with existing customers and new service offerings to inland ports, which more than offset losses from the rationalization of low-density lanes.
Other Revenue
Other revenue increased $23 million versus prior year primarily due to a contract settlement with a customer and higher incidental charges, partially offset by payments in the prior year from customers that did not meet volume commitments.

CSX Corporation

EXPENSE
Expenses of $1.8 billion decreased $38 million, or 2 percent year over year, primarily driven by labor efficiencies partially offset by inflation.
Labor and Fringe expense decreased $24 million primarily due to the following:

•	Lower headcount and crew starts drove a $22 million reduction in expense.

•	Other costs decreased primarily due to the recognition of railroad retirement tax refunds related to past relocation benefits and were mostly offset by inflation.
Materials, Supplies and Other expense decreased $4 million due to the following:

•	Volume-related savings resulted from intermodal lane rationalizations.

•	Other costs increased as a result of a prior year favorable personal injury adjustment, inflation and other non-significant items.

•	Real estate gains were $27 million in 2019 compared to $32 million in 2018.
Depreciation expense increased $7 million primarily due to a larger asset base.
Fuel expense decreased $22 million primarily due to a 5 percent price decrease and cost savings from fuel efficiency initiatives.
Equipment and Other Rents expense decreased $1 million primarily due to reduced days per load for automotive, other merchandise and intermodal markets, mostly offset by automotive volume-related costs and inflation.
Equity Earnings of Affiliates decreased $6 million primarily due to lower net earnings at TTX and Conrail.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2019	Mar. 31, 2018	Change
Average	22,194	23,482	(1,288)
Ending	22,001	23,019	(1,018)

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2019	Mar. 31, 2018
Estimated Locomotive Fuel Consumption (Gallons)	104.7	106.6
Price per Gallon (Dollars)	$2.04	$2.15
Total Locomotive Fuel Expense	$214	$229
Non-Locomotive Fuel Expense	19	26
Total Fuel Expense	$233	$255

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance continued to improve in first quarter 2019, as train velocity and car dwell improved 17 percent and 14 percent, respectively, to all-time record levels. The Company remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.
From a safety perspective, the FRA reportable personal injury frequency index of 0.79 for the first quarter 2019 improved 32 percent year over year, driven by a reduction in the number of personal injuries. Similarly, the FRA train accident frequency rate of 2.60 for the quarter improved 35 percent year over year, driven by a significant reduction in train accidents. This improvement continues the positive momentum CSX achieved in the latter half of 2018. The Company is committed to continuous safety improvement and remains focused on reducing risk and enhancing the overall safety of its employees, customers and the communities in which the Company operates.

	Quarters Ended
	Mar. 31, 2019	Mar. 31, 2018	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	20.4	17.5	17%
Dwell (Hours) (a)	8.9	10.4	14%

Revenue Ton-Miles (Billions)
Merchandise	31.6	31.4	1%
Coal	10.5	10.3	2%
Intermodal	6.5	7.1	(8)%
Total Revenue Ton-Miles	48.6	48.8	—%

Total Gross Ton-Miles (Billions)	96.7	96.3	—%
On-Time Originations	81%	81%	—%
On-Time Arrivals	64%	57%	12%

Safety
FRA Personal Injury Frequency Index	0.79	1.16	32%
FRA Train Accident Rate	2.60	3.97	35%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Adjusted free cash flow excludes the impact of cash payments for restructuring charge. Free cash flow and adjusted free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow in 2018 was tax effected using the Company's applicable tax rate.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2019	Mar. 31, 2018
Net Cash Provided by Operating Activities	$1,173	$966
Property Additions	(353)	(368)
Other Investing Activities	46	44
Free Cash Flow (before payment of dividends)	866	642
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	—	9
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$866	$651
(a) The Company made cash payments related to the restructuring charge of $12 million in first quarter 2018.